Exhibit 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. TO AMEND CURRENT

REPORT ON FORM 8-K

ATLANTA, Georgia (September 17, 2008) - SunLink Health Systems, Inc. today announced that it expects the audited financial statements of its Carmichael’s Cashway Pharmacy, Inc subsidiary to be restated to adjust the pre-acquisition periods previously reported in SunLink’s Current Report on Form 8-K filed on July 9, 2008.

In connection with the preparation of the company’s financial results for the fourth quarter and fiscal year ended June 30, 2008, based on information presented by management and discussions with the company’s independent registered public accounting firm, management and the Audit Committee of SunLink determined that Carmichael’s financial statements included in the company’s Current Report on Form 8-K filed with the SEC on July 9, 2008 contained errors. As a result, the Audit Committee has concluded that the Carmichael financial statements included in the Current Report on Form 8-K reporting its acquisition of Carmichael should be restated and that investors should not rely upon such financial statements nor should investors rely on the pre-acquisition audited financial statements of Carmichael’s for either the 7 Months Ended December 31, 2006, for the Year Ended December 31, 2007, or for the period January 1, 2008 through April 22, 2008, respectively, without taking into account the anticipated and potential adjustments described in this press release.

The errors identified primarily include the amount of customer receivables and relate to, among other things, the pre-acquisition collections, bad debts policies and collection activities of Carmichael’s.

The company believes, based on currently available information, that the impact of these errors on Carmichael’s previously disclosed receivables balance as of April 22, 2008 will be to decrease the stated receivables balance on the books of the Carmichael subsidiary as of the acquisition date by at least $1,300,000 resulting from, among other things, increasing the allowance for doubtful accounts and recording certain customer credit adjustments and that such adjustments will also result in an adjustment to SunLink’s allocation of the acquisition purchase price.

Based upon information currently available, SunLink believes that the errors with respect to receivables arose, to an extent which can not be presently quantified, in the other prior pre-acquisition audited periods of Carmichael’s. However, as of the date of this filing, the company has not completed its investigations. SunLink intends to file restated audited financial statements for Carmichael for the period January 1, 2008 through April 22, 2008, and currently intends to have, to the extent feasible, each of the prior periods which were audited by Carmichael’s former auditors and included in the Form 8-K re-audited by SunLink’s current independent registered public accounting firm. SunLink currently is unable to determine whether one or more factors will preclude its existing auditors from re-auditing either or both of such periods, or whether if such audits are performed that additional adjustments will be identified.